Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated June 7, 2023, in Amendment No. 8 to the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-267280) with respect to the consolidated balance sheets of Prime Skyline Limited and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2022, and the related consolidated statements of (loss) income and comprehensive loss, changes in shareholders’ equity, and cash flows in each of the three-year period ended December 31, 2022, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
August 9, 2023	Certified Public Accountants
PCAOB ID: 1171